EXHIBIT 99.1

BJ's Restaurants, Inc. Reports Second Quarter Diluted Net Income Per Share of $0.28 and Adjusted Diluted Net Income Per Share of $0.30

HUNTINGTON BEACH, Calif., July 24, 2014 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today reported financial results for its fiscal 2014 second quarter that ended Tuesday, July 1, 2014.

Second Quarter 2014 Highlights

  Total revenues increased 10.5% to $219.4 million
  Total restaurant operating weeks increased 13%
  Comparable restaurant sales declined 1.7%
  Net income and diluted net income per share of $8.0 million and $0.28, respectively
  Non-GAAP adjusted net income and non-GAAP adjusted diluted net income per share of $8.7 million and $0.30, respectively, when excluding the $0.9 million of pre-tax expenses, or $0.02 diluted net income per share, related to the shareholder settlement agreement announced on April 22, 2014
  2014 restaurant development plan proceeding on schedule with the second quarter opening of three new restaurants and plans to open six additional restaurants in the second half of fiscal 2014, all of which will be the Company's new 7,400 square foot prototype

"We are pleased with the progress achieved during the second quarter on our strategic initiatives to reignite sales and improve our operating performance," commented Greg Trojan, President and Chief Executive Officer. "Our initiatives to leverage our industry-leading guest traffic levels, improve kitchen efficiencies, and manage operating and occupancy costs, combined with the launch of our new menu and branding programs, all contributed to BJ's solid second quarter operating results. New menu items such as our Kale and Roasted Brussels Sprouts Salad and our Mediterranean Chicken Pita Tacos have become guest favorites within their respective categories and highlight the value, innovation and quality of the BJ's menu and dining experience. Reflecting the success of the new menu and our branding campaign, comparable restaurant sales improved on a quarterly sequential basis and BJ's finished the quarter on a strong note with positive guest traffic for June, which benefited from a successful graduation season, Father's Day and the World Cup."

"The improved sales trends in the latter part of the quarter, combined with progress on our efficiency, productivity and cost savings initiatives, resulted in restaurant-level cash flow margins and operating margins exceeding the expectations we set at the time we reported first quarter results in early May.  Our second quarter restaurant-level cash flow margins of 18.6% represent the second consecutive quarterly improvement in this metric and while we've made meaningful progress to improve margins in 2014, we remain focused on attaining restaurant-level margins at our historic level of at least 19%," added Trojan.

In the second quarter of 2014, BJ's opened three new restaurants in Katy, Texas, Orlando, Florida and Palm Beach, Florida and closed a smaller format, Pizza & Grill legacy restaurant in Belmont Shore, California when its lease expired. The Company currently plans to open three new restaurants during the third quarter and three new restaurants during the fourth quarter, thereby achieving its targeted opening of 11 new restaurants and an approximate 11% increase in operating weeks for fiscal 2014.

"Our next new restaurant is scheduled to open in Oviedo, Florida in mid-August and will represent our first new 7,400 square foot restaurant prototype, which is expected to cost approximately $1 million less than our current prototype while achieving a comparable level of sales productivity," commented Trojan. "Our development team is now focused on finalizing our planned fiscal 2015 restaurant openings and is building a solid pipeline for fiscal 2016. We currently anticipate expanding our operating base by approximately 10% in fiscal 2015 with the opening of at least 15 new restaurants."

The Company also announced that during the second quarter, it repurchased and retired about 300,000 shares of its common stock for approximately $10 million. The Company has approximately $40 million remaining under its current share repurchase authorization. "BJ's strong opportunities for continued long-term expansion, combined with an organization-wide focus on driving efficiencies and return on invested capital, position us well to achieve our goal of enhancing shareholder value," Trojan concluded.

Investor Conference Call and Webcast

BJ's Restaurants, Inc. will conduct a conference call on its second quarter 2014 earnings release today, July 24, 2014, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Senior management will discuss the financial results and host a question and answer session. In addition, a live audio webcast of the call will be accessible to the public on the "Investors" page of the Company's website located at http://www.bjsrestaurants.com and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

BJ's Restaurants, Inc. currently owns and operates 150 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. All restaurants feature BJ's critically acclaimed proprietary craft beers, which are produced at several of the Company's restaurant and brewery locations in addition to using independent third party craft brewers. The Company's restaurants are located in California (63), Texas (30), Florida (17), Arizona (6), Colorado (5), Nevada (5), Ohio (4), Washington (4), Oklahoma (3), Oregon (3), Kentucky (2), Virginia (2), Arkansas (1), Indiana (1), Kansas (1), Louisiana (1), Maryland (1) and New Mexico (1). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margin growth in future periods, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) increase in minimum wage and other employment related costs, including the potential impact of the Patient Protection and Affordable Care Act on our operations, (v) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vi) food quality and health concerns, (vii) factors that impact California, where 63 of our current 150 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities due to limitations on insurance coverage, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations and licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) legal proceedings, (xix) other general economic and regulatory conditions and requirements, (xx) the success of our key sales-building and related operational initiatives, and (xxi) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and, BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

BJ's Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Second Quarter Ended				Six Months Ended
	July 1, 2014		July 2, 2013		July 1, 2014		July 2, 2013
Revenues	$219,380	100.0%	$198,487	100.0%	$425,202	100.0%	$387,112	100.0%
Costs and expenses:
Cost of sales	55,097	25.1	48,447	24.4	106,284	25.0	94,741	24.5
Labor and benefits	76,814	35.0	67,949	34.2	151,210	35.6	133,882	34.6
Occupancy and operating	46,756	21.3	42,951	21.6	91,830	21.6	83,527	21.6
General and administrative	13,551	6.2	12,616	6.4	26,377	6.2	25,325	6.5
Depreciation and amortization	13,822	6.3	11,940	6.0	27,274	6.4	23,409	6.0
Restaurant opening	1,351	0.6	2,338	1.2	2,479	0.6	3,050	0.8
Loss on disposal of assets	419	0.2	469	0.2	841	0.2	569	0.1
Legal and other settlements	881	0.4	--	--	2,431	0.6	--	--
Total costs and expenses	208,691	95.1	186,710	94.1	408,726	96.1	364,503	94.2
Income from operations	10,689	4.9	11,777	5.9	16,476	3.9	22,609	5.8

Other income:
Interest income, net	9	--	38	--	16	--	85	--
Other income, net	265	0.1	136	0.1	651	0.2	460	0.1
Total other income	274	0.1	174	0.1	667	0.2	545	0.1
Income before income taxes	10,963	5.0	11,951	6.0	17,143	4.0	23,154	6.0

Income tax expense	2,959	1.3	3,354	1.7	4,481	1.1	6,284	1.6

Net income	$8,004	3.6%	$8,597	4.3%	$12,662	3.0%	$16,870	4.4%

Net income per share:
Basic	$0.28		$0.31		$0.45		$0.60

Diluted	$0.28		$0.30		$0.44		$0.58

Weighted average number of shares outstanding:
Basic	28,409		28,180		28,389		28,161

Diluted	29,026		28,926		29,008		28,885

Percentages reflected above may not reconcile due to rounding.

BJ's Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	July 1, 2014	December 31, 2013
	(unaudited)	(audited)
Cash, cash equivalents and marketable securities	$32,104	$32,786
Total assets	$622,520	$610,879
Total long-term debt, including current portion	$ --	$ --
Shareholders' equity	$409,903	$401,436

BJ's Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Second Quarter Ended				Six Months Ended
	July 1, 2014		July 2, 2013		July 1, 2014		July 2, 2013
Stock-based compensation (1)
Labor and benefits	$256	0.1%	$298	0.2%	$774	0.2%	$626	0.2%
General and administrative	931	0.4	918	0.5	1,656	0.4	1,757	0.5
Legal and other settlements	232	0.1	--	--	232	0.1	--	--
Total stock-based compensation	$1,419	0.6%	$1,216	0.7%	$2,662	0.7%	$2,383	0.7%

Operating Data
Comparable restaurant sales % change	(1.7%)		0.0%		(2.3%)		0.2%
Restaurants opened during period	3		4		5		5
Restaurants open at period-end	150		134		150		134
Restaurant operating weeks	1,948		1,724		3,856		3,414

(1) Percentages represent percent of total revenues.

Reconciliation of Selected GAAP Financial Measures to Non-GAAP Adjusted Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company has included the following non-GAAP adjusted financial measures in this press release or in the webcast to discuss the Company's financial results for second quarter 2014 which may be accessed via the Company's website at http://www.bjsrestaurants.com: (i) non-GAAP adjusted net income and (ii) non-GAAP adjusted diluted net income per share. Each of these non-GAAP adjusted financial measures is adjusted from results based on GAAP to exclude certain expenses. As a general matter, the Company uses these non-GAAP adjusted financial measures in addition to and in conjunction with results presented in accordance with GAAP to help analyze the performance of its core business. The Company believes that such non-GAAP adjusted financial information is provided by its competitors and such information is used by analysts and others in the investment community to analyze the Company's results and in formulating estimates of future performance and that failure to report these non-GAAP adjusted measures could result in confusion among analysts and others and a misplaced perception that the Company's results have underperformed or exceeded expectations.

These non-GAAP adjusted financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company's results of operations and the factors and trends affecting the Company's business. However, these non-GAAP adjusted financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

For the second quarter and six months ended July 1, 2014, non-GAAP adjusted net income and non-GAAP adjusted diluted net income per share excludes professional fees and other expenses incurred in connection with the shareholder settlement agreement announced on April 22, 2014. For the second quarter and six months ended July 2, 2013, non-GAAP adjusted net income and non-GAAP adjusted diluted net income per share excludes the write-off of the remaining net book value of assets and other costs related to the closure and relocation of our smaller format restaurant in Eugene, Oregon.

Reconciliation of Non-GAAP Adjusted Financial Measures
(Unaudited, dollars in thousands except for per share data)

	Second Quarter Ended
	July 1, 2014			July 2, 2013
	$	%	Per Share	$	%	Per Share
Net income & diluted net income per share, as reported	$8,004	3.6%	$0.28	$8,597	4.3%	$0.30
Shareholder settlement costs (1)	881	0.4	0.03	--	--	--
Loss on restaurant closure	--	--	--	326	0.2	0.01
Tax effect – shareholder settlement costs (2)	(230)	(0.1)	(0.01)	--	--	--
Tax effect – loss on restaurant closure (2)	--	--	--	(88)	--	--
Non-GAAP adjusted net income & diluted net income per share	$8,655	3.9%	$0.30	$8,835	4.5%	$0.31

	Six Months Ended
	July 1, 2014			July 2, 2013
	$	%	Per Share	$	%	Per Share
Net income & diluted net income per share, as reported	$12,662	3.0%	$0.44	$16,870	4.4%	$0.58
Shareholder settlement costs (1)	2,431	0.6	0.08	--	--	--
Loss on restaurant closure	--	--	--	326	0.1	0.01
Tax effect – shareholder settlement costs (2)	(634)	(0.1)	(0.02)	--	--	--
Tax effect – loss on restaurant closure (2)	--	--	--	(88)	--	--
Non-GAAP adjusted net income & diluted net income per share	$14,459	3.4%	$0.50	$17,108	4.4%	$0.59

Per share amounts and percentages reflected above may not reconcile due to rounding.
Percentages represent percent of total revenues.

(1) Included in legal and other settlements.

(2) The tax effect is based on the Company's annual estimated effective tax rate of 26.1% for the second quarter and six months ended July 1, 2014, and 27.1% for the second quarter and six months ended July 2, 2013.
CONTACT: Greg Levin
         BJ's Restaurants, Inc.
         (714) 500-2400